For further information contact: Steven Bono (COM) 630.663.2150 Steven Preston (CFO) 630.663.2260 Bruce Byots (INV) 630.663.2906
FOR IMMEDIATE RELEASE November 5, 2003
SERVICEMASTER REPORTS PRELIMINARY 2003 THIRD QUARTER RESULTS

DOWNERS GROVE, Illinois, NOVEMBER 5, 2003 - The ServiceMaster Company (NYSE: SVM) today announced third quarter 2003 revenues of $1.02 billion, up 3 percent over the year ago period. Third quarter 2003 earnings per share from continuing operations was $(1.08) compared with $.21 in 2002. For the nine months, revenues of $2.76 billion were up 2 percent over the year ago period. Earnings per share from continuing operations was $(.83) compared with $.45 in the prior year.

In the third quarter, the Company recorded a non-cash impairment charge associated with its American Residential Services, American Mechanical Services and TruGreen LandCare business units of $481 million pre-tax which is $383 million after- tax or $1.30 per share. Also in the third quarter, the Company sold the utility line clearing operations of its TruGreen LandCare unit. The impact of the sale was not material to earnings per share in 2003.

In order to provide clarity to the operating performance of continuing operations, the Company announced that third quarter 2003 earnings per share (a) from continuing operations, after adjusting for the impact of the aforementioned non-cash impairment charge was $.22 compared with $.21 in 2002. For the nine months, earnings per share (a) from continuing operations excluding the charge was $.46 compared with $.45 in the prior year. Prior year earnings per share from continuing operations in the quarter and nine months were reduced $.01 to reflect the reclassification of the divested utility line clearing business as discontinued operations.

(a) For a complete discussion of the Company's use of non-GAAP measurements identified by the (a), see below.

"Every day we are focused on delivering consistent, reliable service to the home and business owner. As we look at this quarter, we are encouraged by TruGreen ChemLawn's performance, the continuing strength of American Home Shield and ServiceMaster Clean, and the rebound of Terminix from their fall off in leads earlier in the year," said Jonathan Ward, Chairman and Chief Executive Officer of ServiceMaster.

"During this quarter we also brought new leadership to TruGreen LandCare, divested our utility line clearing business, and made final decisions on closing sub-scale and underperforming ARS service centers," continued Ward. "These actions are designed to position us to take advantage of marketplace opportunities as we head into 2004."

"The non-cash impairment charge associated with American Residential Services, American Mechanical Services and TruGreen LandCare reflect that these businesses have not performed at levels that met our expectations," concluded Ward. "We are in the process of making each one of them a better business through improved sales, marketing and field execution. Additionally, this charge does not change our view that these businesses can generate improved returns in the years ahead."

Review of Cash Flows and Balance Sheet

Net cash flow provided from operations for the quarter was up 8 percent compared with the prior year. Net cash flow provided from operations for the nine months was $166 million, compared with $243 million in the previous year. The majority of the reduction for the nine months was experienced in the first quarter and is largely attributed to a higher level of working capital, primarily due to the timing and amount of customer prepayments, as well as the timing of certain payments and accruals. The Company anticipates its net cash from operations for the year to be significantly in excess of its net income.

       The Company completed $57 million in share repurchases in the first nine months of the year and anticipates purchasing $15 to $20 million of additional shares in the fourth quarter of 2003.

       Total debt on September 30, 2003 was $825 million, slightly below the prior year-end levels.

Outlook

"Looking at our current performance and market conditions we believe that our earnings per share for the fourth quarter will be approximately $.08 to $.09. Our strategies are in place for the coming year, and we plan to give guidance for 2004 when we report full year results in February," concluded Ward.

Business Review by Segment

The results of the utility line clearing operations of TruGreen, sold in the third quarter of 2003, have been re-classified as "discontinued operations" and are not included in continuing operations.

TruGreen

For the third quarter of 2003, the TruGreen segment reported revenues of $418 million, up 6 percent compared with the prior year. For the nine months of 2003, the segment reported revenues of $1.06 billion, up 4 percent compared to 2002. Revenues in the lawn care unit increased by 7 percent and 5 percent in the quarter and nine months, respectively, reflecting growth in customer counts, increased production and more revenue from ancillary services. Revenues in the landscaping unit increased by 1 percent and 2 percent in the quarter and nine months, respectively, reflecting modest growth in base maintenance volume and an increase in first quarter snow removal revenues, offset by a reduced level of enhancement sales.

Operating income for the quarter was $(117) million which includes a $189 million pre-tax charge relating to goodwill and intangible asset impairment in TruGreen LandCare. Excluding the impairment charge, operating income (a) was $72 million compared with $75 million in the prior year. Earnings growth in lawn care, driven by higher revenues, was offset by a decline in the landscape business.

For the nine months, operating income (a) was $(58) million or excluding the impairment charge was $131 million compared with $146 million in the prior year. Margins in the first nine months declined due to higher marketing and insurance costs and a decreased level of landscaping enhancement business.

Terminix

       The Terminix segment reported third quarter 2003 revenues of $247 million, up
5 percent compared with the prior year reflecting growth in higher priced bait contracts within the renewal base as well as increased revenue from both pest control and new termite sales. For the nine months, Terminix reported revenues of $733 million, up 3 percent compared with 2002, reflecting higher revenues in both termite renewals and pest control. This growth was partially offset by fewer sales of new termite contracts which was due to abnormally cool weather conditions experienced earlier in the year.

Operating income for the quarter was $32 million compared with $25 million in the prior year, and for the nine months was $108 million, consistent with the prior year. Margins in the first nine months were lower reflecting fewer high-margin new termite customers, as well as incremental costs associated with the unit's new information system. This decline was offset in part by lower than expected damage claims in its acquired Sears termite customer base.

American Home Shield

The American Home Shield (AHS) segment reported third quarter 2003 revenues of $132 million, up 9 percent compared with the prior period. For the nine months, AHS reported revenues of $352 million, up 9 percent compared with 2002. The unit experienced strong growth in renewal contracts and also benefited in the quarter from improved sales in its real estate and consumer channels.

Operating income for the quarter was $22 million compared with $20 million in 2002, and for the nine months was $53 million compared with $41 million in the prior year. Margins in the first nine months were higher due to a lower claims rate and favorable trending of prior year claims.

American Residential Services and American Mechanical Services

The American Residential Services (ARS) and American Mechanical Services (AMS) segment reported third quarter 2003 revenues of $182 million, down 6 percent compared with the prior year. For the nine months, the segment reported revenues of $506 million, down 8 percent as compared with 2002. The decline in revenues reflects a sharp reduction in commercial construction activity, as well as declines in the plumbing and HVAC service lines. The business has been impacted by both unfavorable economic and weather conditions which have affected this business along with the entire industry.

The 2003 operating results for the ARS and AMS segment includes a $292 million pre-tax charge relating to goodwill and intangible asset impairment. Operating income (a) for the quarter was $(284) million or excluding the impairment charge was $7 million compared with $8 million in the prior year. In the quarter, growth in operating income at ARS was more than offset by a decrease in profitability at AMS. Operating income (a) for the nine months was $(282) million or excluding the impairment charge was $10 million compared with $15 million in the prior year. Margins in the first nine months declined due to a decrease in revenues and an increase in marketing and sales expenses.

Other Operations

The Other Operations segment reported third quarter 2003 revenues of $40 million, down 6 percent compared with the prior year. For the nine months, the segment reported revenues of $114 million, up 2 percent, compared with 2002. The combined ServiceMaster Clean and Merry Maids franchise operations reported an increase in earned revenue of 11 percent and 9 percent in the quarter and nine months, respectively, primarily driven by continued excellent results in disaster restoration. In the third quarter of 2002, the segment recorded $6 million of licensing fees related to the Company's former Terminix United Kingdom operations, thereby offsetting the franchise revenue growth.

Continued strong growth in the operating income of ServiceMaster Clean was offset by higher costs related to marketing, technology and compliance initiatives incurred at the headquarters level and the $6 million of nonrecurring licensing fees earned in 2002. Operating loss for the quarter was $7 million compared with $4 million in the prior year, and for the nine months was $26 million compared with $15 million in the prior year.

2003 Assessment for Impaired Intangible Assets

In accordance with SFAS 142 "Goodwill and Other Intangible Assets", the Company discontinued the amortization of goodwill and indefinite lived intangible assets effective January 1, 2002. Goodwill and intangible assets that are not amortized are subject to at least an annual assessment for impairment by applying a fair-value based test. Based on recent events and underlying trends in both its HVAC, plumbing and commercial landscape business, the Company concluded that a non-cash impairment charge associated with goodwill and other intangible assets of its American Residential Services, American Mechanical Services and TruGreen LandCare business units be recognized in the third quarter of 2003.

The Company had discussed such events and trends in previous press releases and SEC filings. In the second quarter 2003 Form 10-Q, the Company stated that it may complete an assessment of goodwill and other intangible assets relating to the ARS and AMS businesses in the third quarter in accordance with SFAS 142.

In the third quarter of 2003, the Company announced the sale of its utility line clearing operations of TruGreen LandCare. The operations, which were profitable in 2002, had experienced significant declines in profitability in subsequent quarters. This sale, combined with declining profitability in the base maintenance business, led to the impairment charge.

The charge does not affect the Company's compliance with any financial covenants in its debt agreements.

Non-GAAP Measure Disclosure

Within this press release, the Company provided certain non-GAAP (Generally Accepted Accounting Principles) measures identified by a (a). ServiceMaster does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. The Company believes that these non-GAAP measures provide an important perspective on the performance of the Company's continuing operations.

	Three Months Ended	Nine Months Ended
	September 30, 2003	September 30, 2003

Operating Income (reported)	$(354,959)	$(205,002)
Impairment Charge (pre-tax)	480,670	480,670

Operating Income (excluding charge)	$125,711	$275,668
Income from Continuing Operations (reported)	$(316,526)	$(245,354)
Impairment Charge (after-tax)	383,152	383,152

Income from Continuing Operations (excluding charge)	$66,626	$137,798
Diluted Earnings Per Share:
Continuing Operations (reported)	$(1.08)	$(.83)
Impairment Charge (after-tax)	1.30	1.29

Continuing Operations (excluding charge)	$.22	$.46

2003 Significant Changes in Accounting Policies

In the second quarter of 2002, the Company recorded an extraordinary loss of $.03 per share resulting from the early extinguishment of debt. As a result of the Company's adoption of the Statement of Financial Accounting Standards (SFAS) 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" in 2003, the aforementioned loss was reclassified into interest expense, thereby reducing the previously reported 2002 diluted earnings per share by the same amount.

Conference Call Details

The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on November 5, 2003. Interested parties may listen to the call at (888) 489-9489. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Steven Preston, Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21163704).

Company Overview

ServiceMaster provides outsourcing services for more than 10.5 million residential and commercial customers. As America's Service Brands for Home and Business, the core service capabilities of ServiceMaster include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services (HVAC), cleaning and disaster restoration, furniture repair and home warranty.

These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, American Residential Services, Rescue Rooter, American Mechanical Services, American Home Shield, ServiceMaster Clean, AmeriSpec, Merry Maids and Furniture Medic.

Business Segments

The Company is primarily comprised of five business segments:

The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes domestic termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning (HVAC), electrical and plumbing services provided under the ARS, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

Forward-Looking Statements

This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): extreme weather conditions that affect the demand for the Company's services; competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance, health care or fuel prices; increased governmental regulation of telemarketing; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time and expenses associated with integrating and winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Statements of Income
	2003	2002	2003	2002

Operating Revenue	$ 1,018,263	$ 987,757	$ 2,762,076	$ 2,713,490
Operating Costs and Expenses:
Cost of services rendered and products sold	670,321	664,646	1,844,558	1,835,892
Selling and administrative expenses	221,105	197,612	637,362	576,861
Amortization expense	1,126	2,126	4,488	6,432
Charge for impaired assets (1)	480,670	---	480,670	---

Total operating costs and expenses	1,373,222	864,384	2,967,078	2,419,185

Operating Income (Loss)	(354,959)	123,373	(205,002)	294,305
Non-operating Expense (Income):
Interest expense (2)	16,285	17,030	49,223	76,678
Interest and investment income	(1,857)	(405)	(6,201)	(5,303)
Minority interest and other expense, net	1,986	1,905	6,104	5,489

Income (Loss) from Continuing Operations
before Income Taxes	(371,373)	104,843	(254,128)	217,441
Provision for income taxes, includes a $98 million
benefit relating to the impairment charge	(54,847)	38,828	(8,774)	79,424

Income (Loss) from Continuing Operations	(316,526)	66,015	(245,354)	138,017
Discontinued Operations, net of income taxes	(1,440)	2,068	(2,387)	4,210

Net Income (Loss)	$ (317,966)	$ 68,083	$ (247,741)	$ 142,227

Diluted Earnings Per Share (3):
Income (Loss) from Continuing Operations	$ (1.08)	$ 0.21	$ (0.83)	$ 0.45
DiscontinuedOperations, net	---	0.01	(0.01)	0.01

Diluted Earnings Per Share	$ (1.08)	$ 0.22	$ (0.84)	$ 0.46

Number of Shares - Diluted	294,119	313,649	296,233	315,155

Dividends Per Share	$ 0.105	$ 0.105	$ 0.315	$ 0.305

Price Range Per Share:
High Price	$ 10.70	$ 13.63	$ 11.41	$ 15.50
Low Price	9.35	10.30	8.95	10.30

THE SERVICEMASTER COMPANY
(In thousands)

Condensed Balance Sheets	As of

	September 30,	December 31,
Assets	2003	2002

Cash and cash equivalents	$ 171,242	$ 227,177
Marketable securities	90,039	75,194
Receivables, net of allowances	388,828	322,954
Inventories and other current assets	275,241	277,585
Assets in discontinued operations	2,523	22,586

Total Current Assets	927,873	925,496

Intangible assets, primarily trade
names and goodwill, net of accumulated amortization	1,726,008	2,177,561
Property and equipment, net of accumulated depreciation	180,953	188,555
Notes receivable, long-term securities, and other assets	140,239	123,326

Total Assets	$2,975,073	$3,414,938

Liabilities and Equity
Current liabilities	$ 748,652	$ 771,305
Liabilities in discontinued operations	20,471	36,624
Current debt maturities	29,503	31,135

Total Current Liabilities	798,626	839,064

Long-term debt	795,964	804,340
Other long-term obligations	404,191	421,843
Liabilities in discontinued operations	32,307	30,682
Minority interest	100,309	100,309
Shareholders' equity	843,676	1,218,700

Total Liab. and Shareholders' Equity	$2,975,073	$3,414,938

	Nine Months Ended
	September 30,

Statements of Cash Flows	2003	2002

Cash and Cash Equivalents at January 1	$ 227,177	$ 402,642
Cash Flows from Operations:
Net Income (Loss)	(247,741)	142,227
Adjustments to reconcile net income to net cash flows from operations:
(Income) loss from discontinued operations	2,387	(4,210)
Charge for impaired assets, net of tax (1)	383,152	---
Depreciation	36,972	35,932
Amortization	4,488	6,432
Deferred income tax expense	81,500	69,990
Change in working capital, net of acquisitions	(96,967)	(20,073)
Other, net	2,156	12,640

Net Cash Provided from Operations	165,947	242,938

Cash Flows from Investing Activities:
Property additions	(30,059)	(41,352)
Sale of equipment and other assets	8,581	1,976
Proceeds from business sales	21,300	30,500
Business acquisitions, net of cash acquired	(24,297)	(10,132)
Notes receivable, financial investments and securities	(15,155)	(1,512)

Net Cash Used for Investing Activities	(39,630)	(20,520)

Cash Flows from Financing Activities:
Net payments of debt	(24,802)	(338,129)
Purchase of ServiceMaster stock	(56,768)	(14,529)
Shareholders' dividends	(93,814)	(91,374)
Other	11,392	15,385

Net Cash Used for Financing Activities	(163,992)	(428,647)

Cash Used for Discontinued Operations	(18,260)	(26,120)

Cash Decrease During the Period	(55,935)	(232,349)

Cash and Cash Equivalents at Sept. 30	$ 171,242	$ 170,293

Notes:
(1) In accordance with Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets", the Company's goodwill and intangible assets that are not amortized are subject to at least an annual assessment for impairment by applying a fair-value based test. Based on recent events and underlying trends, the Company recorded a non-cash impairment charge associated with American Residential Services, American Mechanical Services and TruGreen LandCare business units of $481 million pretax ($383 million after-tax) in the third quarter of 2003.

(2) In 2003, the Company adopted SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". The primary impact to the Company of SFAS 145 is that it rescinds SFAS 4 which required all material gains and losses from the extinguishment of debt to be classified as extraordinary items. SFAS 145 requires that the more restrictive criteria of APB Opinion No. 30 be used to determine whether such gains or losses are extraordinary. In the second quarter of 2002, the Company recorded an extraordinary loss of $.03 per diluted share ($15 million pretax, $9 million after-tax) from the early extinguishment of debt. As a result of the Company's adoption of SFAS 145 in 2003, this loss was reclassified into interest expense, thereby reducing the previously reported 2002 diluted earnings per share from continuing operations to $.45 for the nine months.

(3) The weighted average common shares for the diluted earnings per share calculation includes the incremental effect related to outstanding options whose market price is in excess of the exercise price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations if their impact is dilutive. In computing diluted earnings per share, the after-tax interest expense related to convertible debentures is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the debentures. The outstanding stock options whose market price is in excess of the exercise price and shares potentially issuable under convertible securities have not been includedfor the third quarter and nine months ended September 30, 2003 as their effect would have been anti-dilutive. As a result, diluted earnings per share is the same as basic earnings per share.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:

(in thousands, except per share data)

	Three months ended
	September 30, 2003

	Income
Continuing Operations:	(Loss)	Shares	EPS

Basic EPS	$(316,526)	294,119	$ (1.08)
Effect of dilutive securities,
net of tax:
Options		-
Convertible debentures	-	-

Diluted EPS	$(316,526)	294,119	$ (1.08)

	Three months ended
	September 30, 2002

Continuing Operations:	Income	Shares	EPS

Basic EPS	$66,015	301,093	$ 0.22
Effect of dilutive securities,
net of tax:
Options		4,356
Convertible debentures	1,195	8,200

Diluted EPS	$67,210	313,649	$ 0.21

	Nine months ended
	September 30, 2003

	Income
Continuing Operations:	(Loss)	Shares	EPS

Basic EPS	$ (245,354)	296,233	$ (0.83)
Effect of dilutive securities,
net of tax:
Options		-
Convertible debentures	-	-

Diluted EPS	$ (245,354)	296,233	$ (0.83)

	Nine months ended
	September 30, 2002

Continuing Operations:	Income	Shares	EPS

Basic EPS	$ 138,017	300,805	$.46
Effect of dilutive securities,
net of tax:
Options		6,150
Convertible debentures	3,585	8,200

Diluted EPS	$ 141,602	315,155	$ 0.45

THE SERVICEMASTER COMPANY
(In thousands)
	Segment Summaries
	For the three months ended Sept. 30,

			Percent
	2003	2002	Change

Operating Revenue:
TruGreen	$ 418,106	$ 395,811	6%
Terminix	246,714	235,414	5%
American Home Shield	132,096	121,639	9%
ARS/AMS	181,538	192,721	-6%
Other Operations	39,809	42,172	-6%

Total Operating Revenue	$ 1,018,263	$ 987,757	3%

Operating Income (Loss):
TruGreen (1)	$ (117,148)	$ 74,582	N/	A
TruGreen without
impairment charge (1)	71,722	74,582	-4%
Terminix	32,461	25,359	28%
American Home Shield	21,602	19,715	10%
ARS/AMS (1)	(284,482)	7,736	N/	A
ARS/AMS without
impairment charge (1)	7,318	7,736	-5%
Other Operations	(7,392)	(4,019)	N/	A

Total Operating
Income (Loss) (1)	$ (354,959)	$ 123,373	N/	A

THE SERVICEMASTER COMPANY
(In thousands)
	Segment Summaries
	For the nine months ended Sept. 30,

			Percent
	2003	2002	Change

Operating Revenue:
TruGreen	$ 1,056,943	$ 1,015,766	4%
Terminix	733,208	712,339	3%
American Home Shield	352,469	323,995	9%
ARS/AMS	505,948	549,891	-8%
Other Operations	113,508	111,499	2%

Total Operating Revenue	$ 2,762,076	$ 2,713,490	2%

Operating Income (Loss):
TruGreen (1)	$ (57,739)	$ 145,586	N/A
TruGreen without
impairment charge (1)	131,131	145,586	-10%
Terminix	107,886	107,584	0%
American Home Shield	52,923	40,904	29%
ARS/AMS (1)	(281,814)	15,041	N/	A
ARS/AMS without
impairment charge (1)	9,986	15,041	-34%
Other Operations	(26,258)	(14,810)	N/	A

Total Operating
Income (Loss) (1)	$ (205,002)	$ 294,305	N/	A

(1) In the third quarter of 2003, the Company recorded a pretax impairment charge of $481 million related to its goodwill and intangible assets. Approximately $189 million of the charge is associated with the TruGreen LandCare operations reported in the TruGreen segment, and the remaining $292 million relates to the ARS/AMS segment. In order to provide clarity to the operating performance of continuing operations, the Company has presented segment results after adjusting for the impact of the impairment charge.

	As of September 30,

			Percent
	2003	2002	Change

Capital Employed:
TruGreen	$ 905,518	$1,040,780	-13%
Terminix	589,101	594,040	-1%
American Home Shield	128,278	97,722	31%
ARS/AMS	94,074	406,945	-77%
Other Operations and
Discontinued Operations	52,481	68,970	-24%

Total Capital Employed	$1,769,452	$2,208,457	-20%

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.

	Key Performance Indicators

	Rolling twelve month metrics
	as of September 30,

	2003	2002

TruGreen -
Growth in Full Program Contracts	4%	2%
Customer Retention Rate	62.2%	62.4%

Terminix -
Growth in Pest Control Customers	2%	11%
Pest Control Customer Retention Rate	76.7%	76.7%

Growth in Termite Customers	-2%	8%
Termite Customer Retention Rate	88.0%	89.5%

American Home Shield -
Growth in Warranty Contracts	8%	16%
Customer Retention Rate	53.3%	53.0%